Exhibit 99.1

Press Release

For Immediate Release

Contact:

Kamal Hamid

Investor Relations

303-526-5085

khamid@healthetech.com

HealtheTech Reports 2nd Quarter Results

Company Executing Against Focus on Core Medical and Weight Loss Markets

Golden, CO, July 30, 2003 – HealtheTech, Inc. (Nasdaq:HETC), a Colorado-based company that develops and markets technologically advanced and proprietary handheld medical devices and software for the measurement of resting metabolic rate and nutrition monitoring, today reported revenue of $1.2 million for its second quarter ended June 30, 2003, in line with guidance provided by the company in its May 6, 2003 release and conference call. The company reported a loss of ($0.36) per share for the period compared with a loss of ($0.55) per share for the second quarter of 2002. The second quarter results include non-cash charges of $0.5 million and $1.6 million, respectively, for stock-based compensation expense and asset impairment charges and $0.5 million in restructuring charges. The impact of these charges was approximately ($0.13) per basic and diluted common share.

Second quarter statistics:

($ millions except per share amounts)	2003	2002
Revenue	$1.2	$3.3
Gross Margin	$0.1	$1.6
Earnings per share	($0.36)	($0.55)
Weighted Avg. Shares	19,615,292	7,314,735

For the six-months ended June 30, 2003, the company generated revenue of $2.8 million compared with $5.6 million for the same period in 2002. The company reported a loss per share of ($0.87) for the six-months ended June 30, 2003 compared with a loss of ($1.08) for the same period in 2002.

The company sold approximately 280 BodyGem® and MedGem® measurement devices and approximately 60,000 single-use disposable mouthpieces during the quarter as compared with approximately 190 devices and 120,000 disposables during the first quarter of 2003. HealtheTech’s BodyGem and MedGem devices are handheld indirect calorimeters that measure oxygen consumption to determine resting metabolic rate (RMR) – the number of calories a person burns in a day at rest.

“I believe that we are beginning to build a more predictable, recurring revenue stream with our new focus on our two primary markets,” said James W. Dennis, HealtheTech’s Chief Executive Officer. “We are seeing initial traction in the medical nutritional assessment market, we have a compelling success story in commercial weight loss and we are pursuing a number of opportunities through our international distributor. While our overall quarterly revenues are lower than the same period a year ago, I believe our recently adopted, more focused and systematic approach to the business is beginning to show results that are sustainable and will benefit investors in the long term.”

The company’s revenue mix in the quarter was 43% software and licensing, 28% measurement devices and 29% disposables, compared with 17%, 56% and 27%, respectively, for the second quarter of 2002. The company’s gross margin of 6% for the quarter was adversely impacted by lower sales volumes and a $0.3 million non-cash charge associated with a write-down of excess BalanceLog® software inventory. Total operating expenses in the quarter were $7.1 million, which included $0.5 million in restructuring charges and $1.6 million and $0.5 million, respectively, in non-cash asset impairment and stock-based compensation charges. This compares with total operating expenses of $10.5 million in the first quarter of 2003, including $0.6 million in stock-based compensation. The reduction in quarterly operating expenses reflected the conclusion of advertising and retail distribution programs and initial savings from the company’s cost-reduction program announced in May.

The company’s $0.5 million restructuring charge was comprised largely of severance-related costs associated with a previously announced reduction in force. The asset impairment charge reflected a $1.6 million non-cash write down of intellectual property. As part of the company’s refocused strategy, certain issued and pending patents deemed no longer core to the business were judged to be impaired and were written down in value accordingly. The company’s core intellectual property, principally addressing indirect calorimetry, measurements of gas flows and concentrations, and logging and tracking of food consumption and RMR, remain valuable assets.

HealtheTech ended the quarter with $12.1 million in unrestricted cash and investments compared with $16.8 million at the end of the first quarter. Days sales outstanding were 57 for the quarter, up from 45 at the end of the first quarter, but within the company’s targeted range. The company’s ending outstanding share count as of June 30th was 19,615,292.

Commenting on changes made during the quarter, Jim Dennis said, “The second quarter was a transitional period for HealtheTech. We significantly restructured the company’s sales and marketing group to focus on our core markets – weight loss, both in medical and non-medical settings, and medical nutritional therapy. We revised our business plan and refocused our strategy, reorganized operations to support our focus on core markets and took a significant amount of cost out of our overall structure. With this transitional period of significant reorganization behind us, we are now concentrating on the day-to-day blocking and tackling associated with penetrating our targeted markets, which we believe provide large and attractive opportunities for our products. We are still in the very early stages of this refocused approach, but based upon initial feedback from our distributors and customers, we believe we are moving in the right direction.”

Medical Market Update

During the second quarter, the company worked with its key medical distribution partner to introduce specially designed “weight management starter kits” into the medically supervised weight management market and “hospital starter kits” into the medical nutritional therapy market. These kits are comprised of a MedGem device, disposables, copies of BalanceLog and BalanceLog Pro or MedGem Analyzer software, and market-specific sales and marketing collateral. The kits are designed for and targeted at bariatricians, endocrinologists and large medical group practices, many of which already have weight management programs in place. HealtheTech’s General Manager and Chief Marketing Officer, Sandy MacPherson, said “Although we have only recently rolled out the weight management starter kit concept, I am encouraged by the early indications of strong acceptance and sell-through our medical distribution partner is reporting. By improving our marketing approach and continuing to target those medical specialties in which our technology provides a compelling value proposition, I believe we will continue to gain momentum in the medical space.”

The company also continues to work with several medical groups to gather data that demonstrate improved health outcomes and reduced healthcare costs as a result of using its technologies. In one ongoing study, participants achieved a 13% average reduction in body weight in three months and an average reduction in Body Mass Index (BMI) from 35 to 31. Of particular note, participants were able to maintain the linearity of their weight loss from month-to-month despite experiencing a reduction in metabolic rate, which is a common occurrence in all weight loss programs. These results highlight the importance of periodic metabolic measurements during the course of a weight loss program, since such measurements provide the individualized information necessary to accurately adjust a person’s daily caloric budget in order to compensate for changes in metabolism over time during weight loss. In a survey of study participants, 90% said that knowing their resting metabolic rate was important in helping them reach their weight loss goal. “We believe that data such as this will play an important part in supporting our sales efforts and will drive increased and sustainable demand for HealtheTech’s products in 2004 and beyond,” said Mr. MacPherson.

Commercial Weight Loss Market Update

Building upon the experiences of its large national fitness chain customer, which implemented a highly successful comprehensive weight management program with HealtheTech’s products at its core, the company continues to target other players in this broad market. In addition, leveraging off of the positive initial response to its medical weight loss starter kits, the company plans to introduce BodyGem starter kits to the commercial weight loss market during the third quarter. The company also expects during the third quarter to begin one or more pilot programs with a national chain(s) using the BodyGem device. The company is targeting large, national chains through its direct sales effort and smaller, regional players via its distributors.

2003 Guidance

The company continues to expect full-year revenue to be within the previously communicated range of $7 to $9 million, although probably at the lower end of such range. Based upon its results for the first six months of 2003, the company expects to generate revenue of approximately $4.2 million in the second half of the year. Commenting on the expense side of the outlook, HealtheTech’s Chief Financial Officer, Steve Webb said, “We are pleased with our progress in reducing expenses. Our internal restructuring, our exit from retail software distribution and the conclusion of our advertising and awareness campaign resulted in a $5.4 million reduction in expenses from the first quarter to the second. We are now at our targeted quarterly operating expense run rate of $4.5 million. As we disclosed previously, we believe that our revenue plan, coupled with our new expense level, should allow us sufficient cash well into 2004. However, as previously stated, we are actively pursuing financing opportunities in order to provide additional cash to fund our operations and grow the top line.”

Recent Operating Expense Trends

($ millions)	Q4’02	Q1’03	Q2’03
Operating Expenses excluding stock-based, restructuring, and impairment charges	$7.6	$9.9	$4.5

About HealtheTech

HealtheTech, Inc., headquartered in Golden, CO., develops and markets technologically advanced and proprietary handheld medical devices and software for the measurement of resting metabolic rate and monitoring of nutrition. HealtheTech’s breakthrough products assist healthcare professionals and wellness advisors in the areas of medical nutrition therapy, weight management and fitness, to provide cost-effective and personalized nutrition monitoring and weight management tools. HealtheTech’s product line includes hardware and software that allow consumers to monitor their health and nutrition simply and easily. The company’s common stock is traded on the Nasdaq National Market under the symbol “HETC.” For more information, please visit www.healthetech.com

This release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the safe harbors created thereby. Such forward-looking statements include statements regarding: the company’s long-term prospects; ability to increase product sales and revenue; the effects of our restructuring and the availability of sufficient capital resources to continue our operations well into 2004; increased utilization of devices and disposables; success of our new weight management and hospital starter kits; the results and importance of our medical studies; growth opportunities; management of expenses; revenue and earnings per share in future periods. Estimates as to future period operating results, revenues and earnings herein are based on a number of assumptions, including those mentioned within this news release. Such estimates are also based upon internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions, such as prices, supply and demand and cost of raw materials. Statements relating to the future activities of our partners and other third parties are based on information we believe to be reliable. Although HealtheTech believes its expectations are based on reasonable assumptions and reliable information, actual results could differ materially from those projected in the forward-looking statements as a result of known and unknown risk factors and uncertainties. Such factors may include, but are not limited to, expectations regarding: the company’s ability to realize its long-term prospects; the availability of additional capital resources for the continuation of our business operations; our ability to timely reduce our expenses and negative cash flow; whether the company actually closes on opportunities and increases product sales and revenue; whether customers are able to increase utilization of devices and disposables and make their programs successful; whether the company capitalizes on its growth opportunities and is able to manage its expenses; whether the company achieves revenue and earnings per share expectations in future periods. This forward-looking information may prove to be inaccurate and actual results may differ significantly from those anticipated if one or more of the underlying assumptions or expectations proves to be inaccurate or is unrealized or if other unexpected conditions or events occur. Reference is made to the discussion of risk factors detailed in the company’s filings with the Securities and Exchange Commission. HealtheTech undertakes no obligation to subsequently update or revise the forward-looking statements made in this news release to reflect events or circumstances after the date of this release.

Tables Follow

HealtheTech, Inc

Balance Sheets

($ in 000’s)

	June 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$10,698	16,878
Investments	1,406	5,243
Receivables, net of allowance	763	3,157
Inventory	2,205	2,360
Prepaid expenses	190	3,082
Other current assets	185	17

Total current assets	15,447	30,737

Property & equipment, net	2,483	2,998
Deposits	265	266
Restricted cash	1,373	1,373
Intangible assets	1,712	3,406

TOTAL ASSETS	$21,280	38,780

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$906	2,244
Accrued liabilities	3,056	2,956
Current portion of deferred revenue	670	690
Note payable to related party	—	10

Total short-term liabilities	4,632	5,900

Other Liabilities:
Deferred revenue, less current portion	370	670
Other liabilities	193	332

Total other liabilities	563	1,002

Total liabilities	5,195	6,902

Stockholders’ equity:
Common stock	20	20
Deferred stock-based charges	(1,728)	(2,509)
Additional paid-in capital	99,007	98,567
Accumulated deficit	(81,214)	(64,200)

Total stockholders’ equity	16,085	31,878

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$21,280	38,780

HealtheTech, Inc

Statements of Operations

($ in 000’s)

	Three Months Ended		Six Months Ended
	06/30/03	06/30/02	06/30/03	06/30/02
Revenue:
Product Sales	$675	2,696	1,603	4,709
Software and Other	533	582	1,223	925

Total Revenue	1,208	3,278	2,826	5,634

Cost of Revenue:
Product Sales	677	1,436	1,549	3,102
Software and Other	460	235	733	452
Stock-based Charges	3	7	5	8

Total Cost of Revenue	1,140	1,678	2,287	3,562

Gross Profit	68	1,600	539	2,072

Operating Expenses:
Research & Development	1,681	1,570	4,116	3,005
Selling, General and Administrative	2,844	3,073	10,334	5,456
Restructuring Charges and Asset Impairment	2,114		2,114
Stock-based Charges	491	1,062	1,110	1,650

Total Operating Expenses	7,130	5,705	17,674	10,111

Loss from Operations	(7,062)	(4,105)	(17,135)	(8,039)

Interest Income	51	63	124	137
Interest Expense	(1)	(3)	(3)	(6)

Net Loss	($7,012)	(4,045)	(17,014)	(7,908)

Basic and diluted loss per common share	($0.36)	(0.55)	(0.87)	(1.08)

Basic and diluted weighted average number of shares outstanding	19,615	7,315	19,602	7,311